UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
February 19, 2013

Commission File #: 000-53723

IMMUNOVATIVE, INC.

(Exact name of registrant as specified in its charter)
Florida
(State or other jurisdiction of incorporation)

65-1102237
(IRS Employer Identification Number)

39 Old Ridgebury Road
Danbury, Connecticut 06180
  (Address of principal US executive offices)

 Tel: (917) 796-9926
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 8.01– OTHER EVENTS

As previously disclosed on a Current Report Form 8-K filed on January 14, 2013, Immunovative, Inc. (the “Company”) received a notice from Immunovative Therapies, Ltd. (“ITL”) purporting to terminate the license agreement dated December 9, 2011 between the Company and ITL.  On January 16, 2013, the Company filed an action against ITL in the United States District Court of the Southern District of New York alleging various damages and seeking injunctive relief against ITL.

On February 19, 2013, solely to avoid the costs, risks and uncertainties inherent in litigation, and without admitting any liability, breach, or wrongdoing, the Company entered into a Settlement Agreement and Release with ITL (the “Settlement Agreement”).  The Settlement Agreement resolves all claims brought by the Company against ITL, will result in the Company dismissing its claims against ITL with prejudice and will prevent ITL from bringing any counterclaims against the Company.  As part of the Settlement Agreement, ITL has agreed as follows: (i) to provide the Company an immaterial cash payment and (ii) grant the Company a 9% equity interest in ITL.

The Board of Directors of the Company believes it is in the best interest of the stockholders of the Company to enter into the Settlement Agreement to avoid the continuing costs of litigation and allow the Company to move forward with its transition plan.  This plan is to evaluate potential opportunities in the biotechnology and/or medical device industry, however the Company will consider other potential sectors if deemed in the best interest of shareholders.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNOVATIVE, INC

Date: February 20, 2013	By:	/s/ Seth M. Shaw
Seth M. Shaw
Chief Executive Officer

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